Exhibit 10.8

Amendment to Agreement

This amendment dated September 17, 2021, to that certain services agreement dated April 21, 2021 (“Agreement”), is by and between: Maris-Tech Ltd., Israeli company number 51-413573-0 of 3 Golda Meir Street, Ness Ziona (“Company”) and Alla Felder Ltd., company number 51-513507-7 of POB 286, Udim, and A. Klainer Finances Ltd., company number 51-467034-8 of 35 Benbenisti Street, Rishon Lezion (together, “Advisors”). Each, a “party” and together, the “parties.”

WHEREAS: the Advisors have been providing,during 2021, advisory services to the Company to generate the concept of an IPO and to prepare the Company for a potential IPO, and the Parties have executed the Agreement as a translation of a Hebrew document prepared with regards to such services; and

WHEREAS: Due to a translation error, the signed document referred to the term “Promotion” in lieu of the term “Services”;

Accordingly, the Parties have agreed as follows:

1.	Throughout the Agreement (including the title of the Agreement), any use of the term “Promotion” or “Promoters” and their derivatives shall be replaced with the term “Advisory” or “Advisors” and their derivatives.
2.	All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have executed this amendment as at the date hereof.

/s/ A. Klainer Finances Ltd.
A. Klainer Finances Ltd.

/s/ Alla Felder Ltd.
Alla Felder Ltd.

/s/ Maris-Tech Ltd.
Maris-Tech Ltd.